UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

ACACIA COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2017

Dear Acacia Stockholder:

I am pleased to invite you to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Acacia Communications, Inc. (“Acacia”) to be held on Thursday, May 18, 2017 at 10:00 a.m. Eastern Time at our offices, which are located at 3 Mill and Main Place, Suite 400, Maynard, MA 01754.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2017 Annual Meeting of Stockholders and Proxy Statement.

Pursuant to the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders over the Internet, we are posting the proxy materials on the Internet and delivering a notice of the Internet availability of the proxy materials. On or about April 6, 2017, we will begin mailing to our stockholders a Notice of Internet Availability (the “Notice”) containing instructions on how to access or request a copy of our Proxy Statement for the Annual Meeting and our Annual Report on Form 10-K for the year ended December 31, 2016.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the Annual Meeting or, if you requested printed copies of proxy materials, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for being an Acacia stockholder. We look forward to seeing you at our Annual Meeting.

Sincerely,

Murugesan “Raj” Shanmugaraj
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the Annual Meeting, whether or not you plan to attend the Annual Meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you requested printed copies of your proxy materials, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the Annual Meeting and save Acacia the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision in accordance with the instructions set forth in the proxy materials. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy in accordance with the instructions set forth in the proxy materials or voting your stock in person.

ACACIA COMMUNICATIONS, INC.

3 Mill and Main Place, Suite 400

Maynard, MA 01754

NOTICE OF 2017 Annual Meeting OF STOCKHOLDERS

Notice is hereby given that Acacia Communications, Inc. will hold its 2017 Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, May 18, 2017 at 10:00 a.m. Eastern Time at our offices, which are located at 3 Mill and Main Place, Suite 400, Maynard, MA 01754, for the following purposes:

•

To elect two Class I directors, Murugesan Shanmugaraj and Benny P. Mikkelsen, to hold office until our 2020 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and
•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

Only stockholders of record at the close of business on March 20, 2017 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the enclosed proxy statement (the “Proxy Statement”). If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process. For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “Voting” beginning on page 1 of the attached Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of our Board of Directors,

Janene I. Asgeirsson
Vice President, General Counsel and Secretary

Maynard, Massachusetts

April 6, 2017

PROXY STATEMENT

FOR THE 2017 Annual Meeting OF STOCKHOLDERS

TO BE HELD Thursday, May 18, 2017

GENERAL INFORMATION

Our board of directors (the “Board of Directors” or “Board”) solicits your proxy on our behalf for the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of Internet Availability of Proxy Materials (the “Notice”). The Annual Meeting will be held at 10:00 a.m. Eastern Time on Thursday, May 18, 2017 at our offices, which are located at 3 Mill and Main Place, Suite 400, Maynard, MA 01754. We made this Proxy Statement available to stockholders beginning on April 6, 2017.

In this Proxy Statement the terms “Acacia,” “the company,” “we,” “us,” and “our” refer to Acacia Communications, Inc. The mailing address of our principal executive offices is Acacia Communications, Inc., 3 Mill and Main Place, Suite 400, Maynard, MA  01754. All website addresses set forth in this Proxy Statement are for information only and are not intended to be an active link or to incorporate any website information into this document.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We may remain an emerging growth company until December 31, 2021, provided that, if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time or if we have annual gross revenues of $1 billion or more in any fiscal year, we would cease to be an emerging growth company as of December 31 of the applicable year.

Internet Availability of Proxy Materials

We are providing access to our proxy materials over the Internet. On April 6, 2017, we mailed the Notice to stockholders, unless they requested a printed copy of proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Record Date	March 20, 2017.

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	38,544,524 shares of common stock outstanding as of March 20, 2017.

Voting	There are four ways a stockholder of record can vote:

(1) By Internet: If you are a stockholder as of the Record Date, you may vote over the Internet by following the instructions provided in the Notice.

(2) By Telephone: If you are a stockholder as of the Record Date, you can vote by telephone by following the instructions in the Notice.

(3) By Mail: If you requested printed copies of proxy materials and are a stockholder as of the Record Date, you can vote by mailing your proxy as described in the proxy materials.

(4)  In Person: If you are a stockholder as of the Record Date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy in accordance with the process outlined below, and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 17, 2017. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy

Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (11:59 p.m. Eastern Time on May 17, 2017).  Your latest telephone or Internet proxy is the one that will be counted. If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals

Each share of our common stock outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the two nominees receiving the highest number of votes properly cast FOR election, or a “plurality” of the votes properly cast, will be elected as directors.

For Proposal Two, a majority of the votes properly cast FOR the proposal is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Deloitte & Touche LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote FOR the election of the nominees for directors and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and final results in an amendment to the Form 8-K after they become available.

Additional Solicitation/Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2016, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Investor Relations at Acacia Communications, Inc., 3 Mill and Main Place, Suite 400, Maynard, MA 01754 or call us at (212) 871-3927. If you want to receive separate copies of the Notice, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

PROPOSAL ONE

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board of Directors is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2018 annual meeting. The term of the Class III directors expires at the 2019 annual meeting. Directors are elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

Based on the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors (“Nominating and Corporate Governance Committee”), our Board of Directors has nominated Murugesan Shanmugaraj and Benny P. Mikkelsen for election as directors to serve for a three-year term ending at the 2020 annual meeting or until their successors are elected and qualified. Each of the nominees is a current member of our Board of Directors and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the members of our Board of Directors. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our Board of Directors. Our Board of Directors may fill such vacancy at a later date or reduce the size of our Board of Directors. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of our Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF Murugesan Shanmugaraj and Benny P. Mikkelsen.

The biographies of each of the director nominees and continuing directors below contain information regarding each such person’s service as a director on our Board of Directors, business experience, director positions at other companies held currently or at any time during the last five years and other experiences, qualifications, attributes or skills that caused our Board of Directors and Nominating and Corporate Governance Committee to determine that the person should serve as a director of the company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led our Board of Directors and Nominating and Corporate Governance Committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board of Directors, including a commitment to understanding our business and industry. We also value our directors’ experience in relevant areas of business management and on other boards of directors and board of directors committees.

Our corporate governance guidelines also dictate that a majority of our Board of Directors be comprised of independent directors whom our Board of Directors has determined have no material relationship with the company and are otherwise “independent” directors under the published listing rules of the NASDAQ Stock Market (“NASDAQ”).

The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, and certain information about them, including their ages, are included below.

Name	Age	Principal Occupation	Director Since
Nominees for election as Class I directors with terms expiring in 2017:
Murugesan “Raj” Shanmugaraj	59	President and Chief Executive Officer of Acacia Communications, Inc.	2010
Benny P. Mikkelsen	57	Chief Technology Officer of Acacia Communications, Inc.	2009
Incumbent Class II directors with terms expiring in 2018:
Eric A. Swanson(1)(2)	56	Research Associate at the Massachusetts Institute of Technology	2009
Stan J. Reiss(3)*(4)	45	General Partner of Matrix Partners	2009
Incumbent Class III directors with terms expiring in 2019:
Peter Y. Chung(1)*(3)(4)	49	Managing Director and Chief Executive Officer of Summit Partners, L.P.	2013
John Ritchie(4)*	51	Senior Vice President, Chief Financial Officer and Chief Operating Officer of Aerohive Networks, Inc.	2015
Vince T. Roche(3)	56	Chief Executive Officer of Analog Devices, Inc.	2016
* Committee Chairman
(1) Member of the Nominating and Corporate Governance Committee.
(2) Chairman of our Board of Directors.
(3) Member of the Compensation Committee.
(4) Member of the Audit Committee.

Nominees for Election for a Three-Year Term Ending at the 2020 annual meeting

Murugesan “Raj” Shanmugaraj, 59, has served as our President and Chief Executive Officer and as a Director of our company since April 2010. Prior to joining Acacia, from February 2002 to February 2010, Mr. Shanmugaraj was the vice president of business development in the optical networking division of Alcatel-Lucent USA, Inc., a network equipment manufacturer. Prior to that, Mr. Shanmugaraj founded and served as the chief executive officer of Astral Point Communications Inc., an optical equipment company, which was acquired by Alcatel-Lucent USA, Inc. in 2001, and held various senior executive level positions at PictureTel Corp., a commercial videoconferencing product company, Multilink, Inc., an engineering and product development-based manufacturer of telecommunications network components, and Motorola Inc., a multinational telecommunications company. Mr. Shanmugaraj holds an M.S. in electrical and computer engineering from the University of Iowa and a B.E. in electronics and communications from the National Institute of Technology, Trichy in India. We believe that Mr. Shanmugaraj is qualified to serve on our Board of Directors due to his extensive leadership experience in the optics and network industries, his extensive knowledge of our company and his service as our President and Chief Executive Officer.

Benny P. Mikkelsen, 57, one of the founders of our company, has served as our Chief Technology Officer and as a Director of our company since June 2009. Prior to joining Acacia, Mr. Mikkelsen co-founded and served as the vice president of technology of Mintera Corporation, a high-speed transceiver company. Prior to that, he held various engineering positions with Bell Laboratories, a research and scientific development company owned by Alcatel-Lucent USA, Inc. Mr. Mikkelsen holds an M.S. and Ph.D. in electrical engineering from the Technical University of Denmark. We believe that as a founder, and based on Mr. Mikkelsen’s deep experience in the optics and network industries, his extensive knowledge of our company and his service as our Chief Technology Officer, Mr. Mikkelsen provides a valuable contribution to our Board of Directors.

Directors Continuing in Office Until the 2018 annual meeting

Eric A. Swanson, 56, has served as the Chairman of our Board of Directors since August 2009. Since 2006, Mr. Swanson has served as a research associate at the Massachusetts Institute of Technology. From January 2004 to September 2016, he provided consulting services to The Charles Stark Draper Laboratory, Inc., an independent not-for-profit laboratory in applied research, engineering development, education and technology transfer. Previously, Mr. Swanson co-founded Sycamore Networks, Inc., a developer and marketer of intelligent networking products for fixed line and mobile network operators, and served as its general manager and chief scientist. Mr. Swanson holds a B.S. in electrical engineering from the University of Massachusetts at Amherst and an M.S. in electrical engineering from the Massachusetts Institute of Technology. We believe that Mr. Swanson is qualified to serve on our Board of Directors due to his extensive experience in the telecommunication and photonics industries, his deep knowledge of our company, and his experience on other boards of directors.

Stan J. Reiss, 45, has served as a Director of our company since August 2009. Mr. Reiss is a general partner of Matrix Partners, a venture capital investment firm specializing in technology companies, where he has worked since July 2000. Prior to that, Mr. Reiss was an engagement manager at McKinsey & Company. Mr. Reiss holds a B.S. in electrical engineering from Cornell University, M.S.

degrees in electrical engineering and operations research from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Business School. We believe that Mr. Reiss is qualified to serve as a Director of our company due to his extensive experience as a venture capitalist in the technology sector and his involvement with several private company boards of directors.

Directors Continuing in Office Until the 2019 annual meeting

Peter Y. Chung, 49, has served as a Director of our company since April 2013. Mr. Chung is a managing director and the chief executive officer of Summit Partners, L.P., a growth equity firm, where he has been employed since 1994. He is currently a director of A10 Networks, Inc., a provider of application networking solutions, and MACOM Technology Solutions Holdings, Inc., a provider of analog semiconductor solutions for use in radio frequency, microwave and millimeter wave applications. Previously, Mr. Chung served as a director of various other entities, including Ubiquiti Networks, Inc., a developer of networking technology for service providers and enterprises. Mr. Chung holds an A.B. in economics from Harvard University and an M.B.A. from the Stanford University Graduate School of Business. We believe that Mr. Chung is qualified to serve as a Director of our company due to his wide-ranging experience in investment banking, private equity and venture capital investing in the communications technology sector and his participation on other private and public company boards of directors.

John Ritchie, 51, has been a Director of our company since April 2015.  Since August 2015, Mr. Ritchie has been the senior vice president, chief financial officer of Aerohive Networks, Inc., a computer networking equipment company, and he was also appointed to serve as its chief operating officer in February 2017.  From April 2013 to April 2015, Mr. Ritchie served as the chief financial officer of Telerik AD, a software development tools company. Prior to that, from May 2010 to March 2013, Mr. Ritchie was the chief financial officer of Ubiquiti Networks, Inc., a developer of networking technology for service providers and enterprises. Previously, Mr. Ritchie held several executive positions, in each case most recently the position of chief financial officer, at Electronics For Imaging, Inc., a provider of products, technology and services enabling analog to digital imaging transformation, and Splash Technology Holdings, Inc., which develops, produces, and markets color servers. Mr. Ritchie holds a B.S. in business administration from San Jose State University. We believe that Mr. Ritchie is qualified to serve as a Director of our company due to his service as the chief financial officer of several publicly traded companies.

Vincent T. Roche, 57, has served as a Director of our company since June 2016. Mr. Roche is the president and chief executive officer and a director of Analog Devices, Inc., a global leader in high-performance semiconductors for signal processing applications, where he has worked since 1988 and has been part of the senior management team since 2009. Mr. Roche holds a B.S. in electrical engineering from the University of Limerick in Ireland. We believe that Mr. Roche is qualified to serve as a Director of our company due to his leadership expertise, including service as chief executive officer of a large international public company, as well as his technical understanding of the optical networking industry.

Executive Officers

In addition to Mr. Shanmugaraj, our President and Chief Executive Officer, and Mr. Mikkelsen, our Chief Technology Officer, who also serve as directors, our executive officers are:

John F. Gavin, 57, who has served as our Chief Financial Officer since February 2012. Prior to joining Acacia, from January 2011 to February 2012, Mr. Gavin was the chief financial officer of Hiperos LLC, a software-as-a-service company. From June 2005 to January 2011, he served as the chief operating officer of Akorri Networks, Inc., a data center virtualization management company, where he also served as the interim acting chief executive officer in 2010. Previously, Mr. Gavin served as the chief financial officer and chief operating officer of SMaL Camera Technologies, Inc., a designer of CMOS digital imaging solutions for a variety of business and consumer applications, the chief financial officer of Pirus Networks, Inc., a provider of multi-protocol storage networking switching products, and the chief financial officer of C-Port Corporation, a developer of CMOS microprocessor-based technologies for communications routers and switches. Mr. Gavin also served in various roles, most recently as the vice president of finance, sales and marketing North America, at Digital Equipment Corporation, a vendor of computer systems, for over 17 years. Mr. Gavin holds a B.S. in accounting from Stonehill College and a M.B.A. from Anna Maria College.

Christian J. Rasmussen, 48, one of the founders of our company, who has served as our Vice President of Digital Signal Processing and Optics since June 2015 and previously served as our Director of Digital Signal Processing and Optics from June 2009 to June 2015. Prior to joining Acacia, Mr. Rasmussen was a principal optical engineer of Mintera Corporation, a high-speed transceiver company. Mr. Rasmussen holds an M.S. in electrical engineering and a Ph.D. in optical communications from the Technical University of Denmark.

Mehrdad Givehchi, 51, one of the founders of our company, who has served as our Vice President of Hardware and Software since June 2015 and previously served as our Director of Hardware and Software from June 2009 to June 2015. Prior to joining Acacia, Mr. Givehchi was the consulting optical engineer of Mintera Corporation, a high-speed transceiver company. Prior to that, he served as the principal hardware engineer of Sycamore Networks, Inc., a developer and marketer of intelligent networking products for fixed line and mobile network operators, and as the principal hardware engineer of Tektronix, Inc., a designer of test and measurement equipment. Mr. Givehchi holds a B.S. in electrical engineering from Worcester Polytechnic Institute.

Bhupendra C. Shah, 58, has served as our Vice President of Engineering since June 2009. Prior to joining Acacia, Mr. Shah was the director of engineering at Juniper Networks, Inc., a provider of networking products. Prior to that, he was the director of hardware and software development at Broadcom Corporation, a fabless semiconductor company. Previously, Mr. Shah co-founded and served as the vice president of engineering of Atlantic Cores Incorporated, a developer of standard products and on-chip intellectual property. Mr. Shah holds a B.S. in electrical engineering from the University of Lowell.

CORPORATE GOVERNANCE

Director Independence

Rule 5605 of the NASDAQ listing rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ listing rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that members of the audit committee of our Board of Directors (the “Audit Committee”) also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of our Audit Committee, our Board of Directors, or any other Board of Directors committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries

At least annually, our Board of Directors will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, our Board of Directors will make an annual determination of whether each director is independent within the meaning of the independence standards of NASDAQ, the Securities and Exchange Commission (“SEC”) and of our applicable Board committees.

Our Board of Directors has determined that each of Messrs. Chung, Ritchie, Reiss, Roche and Swanson are independent as independence is currently defined under Rule 5605(a)(2) of the NASDAQ listing rules. With respect to our Audit Committee, our Board of Directors determined that each of Messrs. Chung and Ritchie, but not Mr. Reiss, satisfies the independence standards for audit committee membership established by the Securities and Exchange Commission and the NASDAQ listing rules. We are relying on the phase-in rules under the NASDAQ listing rules with respect to our Audit Committee, which allow us to have Mr. Reiss on our Audit Committee until the one-year anniversary of the effective date of the registration statement with respect to our initial public offering (“IPO”), and expect that each member of our Audit Committee will satisfy the applicable independence requirements within one year of our listing on the NASDAQ Global Select Market. Our board of directors also determined that Messrs. Chung, Reiss and Roche who comprise our compensation committee, and Messrs. Chung and Swanson, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the Securities and Exchange Commission and the NASDAQ listing rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director and any institutional stockholder with which he is affiliated.

Board Leadership Structure

Our corporate governance guidelines provide that the roles of chairman of the board of directors and chief executive officer may be separated or combined. Our Board of Directors has considered its leadership structure and determined that at this time the roles of chairman of the board of directors and chief executive officer should continue to be separate. Separating the chairman and the chief executive officer positions allows our Chief Executive Officer to focus on running the business, while allowing our Chairman of the Board of Directors to lead our Board in its fundamental role of providing advice to and oversight of management. Mr. Swanson has been an integral part of the leadership of our company and our Board of Directors since August 2009, and his strategic vision has guided our growth and performance. Our Board of Directors believes that Mr. Swanson is best situated to ensure that our Board of Directors’ attention and efforts are focused on critical matters. Mr. Shanmugaraj has served as our President and Chief Executive Officer since April 2010. As our Board of Directors has determined that each of our directors other than Messrs. Mikkelsen and Shanmugaraj is independent, our Board of Directors believes that the independent directors provide effective oversight of management. Our Board of Directors believes that its leadership structure is appropriate because it strikes an effective balance between strategic development and independent leadership and management oversight in the board process

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller, or persons performing similar functions. A current copy of the code is posted under the heading “Corporate Governance” on the Investors and Media section of our website, which is located at ir.acacia-inc.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K to the extent required by applicable law, the rules of the SEC or the rules of the NASDAQ Global Select Market.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. The guidelines provide that:

•	our Board’s principal responsibility is to oversee the management of our company;
•	a majority of the members of our Board must be independent directors;
•	the independent directors will meet in executive session at least twice a year;
•	directors have full and free access to management and, as necessary, independent advisors;
•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
•	our Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.

A copy of the corporate governance guidelines is posted under the heading “Corporate Governance” on the Investor Relations section of our website, which is located at ir.acacia-inc.com.

Board Meetings

Our Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring its approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. Our Board of Directors met six times and took action by unanimous written consent six times during the fiscal year ended December 31, 2016.

Each of the directors of our Board of Directors attended at least 75% of the aggregate of all meetings of our Board of Directors and meetings of committees of our Board of Directors upon which they served (during the periods that they served) during 2016. Our Board of Directors regularly holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under NASDAQ and SEC rules.

Annual Meeting Attendance

It is our policy that members of our Board of Directors are encouraged to attend annual meetings of our stockholders.

Committees

Our amended and restated by-laws provide that our Board of Directors may delegate responsibility to committees. Our Board of Directors has three standing committees: our Audit Committee, a compensation committee (the “Compensation Committee”), and our Nominating and Corporate Governance Committee (collectively with the Audit Committee and the Compensation Committee, the “Committees”). Our Board of Directors has also adopted a written charter for each of the three standing Committees. Each Committee charter is available under the heading “Corporate Governance” on the Investors and Media section of our website, which is located at ir.acacia-inc.com.

Audit Committee

Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•	meeting independently with our registered public accounting firm and management;
•	reviewing and approving or ratifying any related person transactions; and
•	preparing the audit committee report required by SEC rules.

All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

Our Board of Directors has determined that each member of our Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board of Directors has designated Mr. Ritchie as an “audit committee financial expert,” as defined under the applicable rules of the SEC based on his almost 30 years of experience in financial roles at public and private companies, including his service as the chief financial officer of three public and two private companies, and his service in leadership roles in multiple transactions, including initial and follow-on public offerings, mergers and acquisitions, convertible debt and credit arrangement transactions, which required sophisticated financial expertise.

Our Audit Committee met six times and took action by unanimous written consent two times during the fiscal year ended December 31, 2016. Our Audit Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available under the heading “Corporate Governance” on the Investors and Media section of our website, which is located at ir.acacia-inc.com.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation;
•	determining our Chief Executive Officer’s compensation;
•	reviewing and approving, or making recommendations to our Board of Directors with respect to, the compensation of our other executive officers;
•	overseeing an evaluation of our senior executives;
•	overseeing and administering our equity incentive plans;
•

delegating to one or more of our executive officers the power to grant options or other stock awards pursuant to and in accordance with our equity incentive plans to our and our subsidiaries’ employees who are not directors or executive officers of our company, to the extent permitted by and consistent with applicable law and consistent with the terms of these plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation; and
•	preparing the annual compensation committee report required by SEC rules.

Typically, our Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by our Compensation Committee, in consultation with our President and Chief Executive Officer and our Chief Human Resources Officer. Our Compensation Committee meets regularly in executive session. Our President and Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of our Compensation Committee regarding his compensation or individual performance objectives. Our Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that our Compensation Committee considers necessary or appropriate in the performance of its duties. Our Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after assessing the independence of such person in accordance with SEC and NASDAQ requirements that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Our Compensation Committee met five times and took action by unanimous written consent five times during the fiscal year ended December 31, 2016. Our Compensation Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available under the heading “Corporate Governance” on the Investors and Media section of our website, which is located at ir.acacia-inc.com.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board;
•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the Committees;
•	reviewing and making recommendations to our Board with respect to management succession planning;
•	developing and recommending to our Board corporate governance principles; and
•	overseeing an annual evaluation of our Board.

Our Nominating and Corporate Governance Committee had no meetings and took action by unanimous written consent one time during the fiscal year ended December 31, 2016. Our Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available under the heading “Corporate Governance” on the Investors and Media section of our website, which is located at ir.acacia-inc.com.

Compensation Consultants

Our Compensation Committee may, in its sole discretion, retain or obtain the advice of one or more compensation consultants. Prior to our IPO in 2016, our Compensation Committee engaged Radford, an AON plc company (“Radford”), as its independent compensation consultant, to provide comparative data on executive compensation practices in our industry, to assist our Compensation Committee in developing an appropriate list of peer companies, and to advise on our executive compensation program generally. Our Compensation Committee also engaged Radford for recommendations and review of non-employee director compensation in 2016.

Although our Compensation Committee considers the advice and recommendations of independent compensation consultants as to our executive compensation program, our Compensation Committee ultimately makes its own decisions about these matters. In the future, we expect that our Compensation Committee will continue to engage independent compensation consultants to provide additional guidance on our executive compensation programs and to conduct further competitive benchmarking against a peer group of publicly traded companies.

Our Compensation Committee will review information regarding the independence and potential conflicts of interest of any compensation consultant it may engage, taking into account, among other things, the factors set forth in the NASDAQ listing standards. With respect to services provided in 2016, our Compensation Committee concluded that the engagement of Radford did not raise any conflict of interest. Outside of services provided for the Compensation Committee, Radford provided nominal additional services to the Company in 2016 related to benchmarking data with respect to certain non-executive positions in an effort to ensure that our compensation is competitive so that we can attract, reward, motivate and retain our employees. The total amount paid to Radford in connection with these additional engagements was less than $120,000 in 2016.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Board Processes

Oversight of Risk

Our Board of Directors oversees our risk management processes directly and through its Committees. Our management is responsible for risk management on a day-to-day basis. The role of our Board and its committees is to oversee the risk management activities of our management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our Board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; our Nominating and Corporate Governance Committee oversees risk management activities relating to the composition of our Board; and our Compensation Committee oversees risk management activities relating to our compensation policies and practices and management succession planning. Each Committee reports to the full Board on a regular basis, including reports with respect to each Committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, Committees from time to time request that the full Board discuss particular risks.

Director Nomination Process

Our Board of Directors is responsible for selecting its own members. Our Board of Directors delegates the selection and nomination process to our Nominating and Corporate Governance Committee, with the expectation that other members of our Board of Directors, and of management, will be requested to take part in the process as appropriate.

The process followed by our Nominating and Corporate Governance Committee  to identify and evaluate director candidates may include requests to members of our Board and others for recommendations, evaluation of the performance on our Board of Directors and its Committees of any existing directors being considered for nomination, consideration of biographical information and background material relating to potential candidates and, particularly in the case of potential candidates who are not then serving on our Board of Directors, interviews of selected candidates by members of our Nominating and Corporate Governance Committee and our Board of Directors.

Generally, our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as our Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, our Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that our Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. Our Nominating and Corporate Governance Committee then discusses and evaluates the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. Based on the results of the evaluation process, our Nominating and Corporate Governance Committee recommends candidates for our Board of Directors’ approval as director nominees for election to our Board of Directors. In considering whether to recommend any particular candidate for inclusion in our Board of Directors’ slate of recommended director nominees, our Nominating and Corporate Governance Committee applies the criteria set forth in our corporate governance guidelines described above under “Corporate Governance Guidelines.”  Consistent with these criteria, our Nominating and Corporate Governance Committee expects every nominee to have the following attributes or characteristics, among others: integrity, honesty, adherence to high ethical standards, business acumen, good judgment and a commitment of service to the company, including a commitment to understand our business and industry.  Our nominating and corporate governance committee considers the value of diversity when selecting nominees, and believes that our Board of Directors, taken as a whole, should embody a diverse set of skills, experiences and abilities. The Committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

All of the director nominees are currently members of our Board of Directors. The nominee biographies under “Nominees for Election for a Three-Year Term Ending at the 2020 annual meeting” indicate the experience, qualifications, attributes and skills of each of our current directors that led our Nominating and Corporate Governance Committee and our Board of Directors to conclude he should continue to serve as a director of our company. Our nominating and corporate governance committee and our Board of Directors believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and that the nominees as a group possess the skill sets and specific experience desired of our Board of Directors as a whole.

Stockholders may recommend individuals for consideration by our Nominating and Corporate Governance Committee and Board of Directors as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, to our Secretary at Acacia Communications, Inc., 3 Mill and Main Place, Suite 400, Maynard, MA 01754. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our amended and restated by-laws and must be received by us no later than the date referenced below in “Procedures for Submitting Stockholder Proposals.” Assuming that appropriate biographical and background material has been provided on a timely basis, our Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our amended and restated by-laws to directly nominate director candidates, without any action or recommendation on the part of the Committee or our Board of Directors, by following the procedures set forth under “Procedures for Submitting Stockholder Proposals.”

In evaluating proposed director candidates, our Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for membership on our Board approved by our Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of our Board of Directors.

Stockholder Communications

Our Board of Directors provides to every stockholder of the company the ability to communicate with our Board of Directors, as a whole, and with individual directors through an established process for stockholder communication. For a stockholder communication directed to our Board of Directors as a whole, stockholders may send such communication to the attention of the Company’s Secretary via U.S. Mail or Expedited Delivery Service to: Acacia Communications, Inc., 3 Mill and Main Place, Suite 400, Maynard, MA  01754, Attn: Board of Directors, c/o Secretary.

For a stockholder communication directed to an individual director in his or her capacity as a member of our Board of Directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Acacia Communications, Inc., 3 Mill and Main Place, Suite 400, Maynard, MA  01754, Attn: [Name of Individual Director], c/o Secretary.

We will forward by U.S. Mail any such stockholder communication to each director, and to the Chairman of our Board of Directors in his or her capacity as a representative of our Board of Directors, to whom such stockholder communication is addressed to the address specified by each such director and the Chairman of our Board of Directors, unless there are safety or security concerns that mitigate against further transmission.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy that applies to our executive officers. In addition, we believe that the equity compensation component of our executive compensation program assists in protecting against excessive or unnecessary risk taking by providing our executives with a strong link to our long-term performance, creating an ownership culture and helping to align the interests of our executives and our stockholders.  As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Deloitte & Touche LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2017, and we are asking you and other stockholders to ratify this appointment. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2014.

Our Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, our Board of Directors determined to submit to stockholders for ratification the appointment of Deloitte & Touche LLP. A majority of the votes properly cast is required in order to ratify the appointment of Deloitte & Touche LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Deloitte & Touche LLP, we will review our future appointment of Deloitte & Touche LLP.

In October 2015, our Audit Committee adopted a formal policy concerning approval of audit, audit-related and non-audit services to be provided to the company by its independent registered public accounting firm. The policy requires that all services to be provided by our independent registered public accounting firm including audit and audit-related services and permitted non-audit services, must be preapproved by our Audit Committee, provided that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. Our Board of Directors preapproved all audit, audit-related and non-audit services provided by Deloitte & Touche LLP during fiscal years 2016 and 2015. We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

The Report of the Audit Committee of our Board of Directors included in this Proxy Statement is submitted by our Audit Committee. Our Audit Committee consists of the three directors whose names appear in the Report. None of the members of our Audit Committee is an officer or employee of Acacia, and our Board of Directors has determined that each member of our Audit Committee, other than Mr. Reiss, is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NASDAQ listing rules. See “Corporate Governance—Director Independence” above for additional discussion regarding our Board’s independence determinations with respect to members of our Audit Committee. Each member of our Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board of Directors has designated Mr. Ritchie as an “audit committee financial expert,” as defined under the applicable rules of the SEC. Our Audit Committee operates under a written charter adopted by our Board of Directors.

Audit Fees

The following table sets forth the aggregate professional fees billed or to be billed by Deloitte & Touche LLP for audit, audit-related and tax services rendered for 2016 and 2015 (in thousands).  There were no “other services” fees billed during the periods set forth in the table below.

Fee Category	2016	2015
Audit Fees	$1,118	$1,219
Audit-Related Fees	$818	$929
Tax Fees	$190	$731
Total Fees	$2,126	$2,879

Audit Fees. Represents fees for professional services provided in connection with the audit of our annual consolidated financial statements, the reviews of our quarterly consolidated financial statements and statutory audits.

Audit-Related Fees. Represents fees for services provided in connection with the submission of our Registration Statement on Form S-1 in connection with our IPO and our Registration Statement on Form S-1 in connection with our follow-on public offering.

Tax Fees. Represents fees for professional services provided for tax compliance, including the preparation of tax returns, tax advice and planning, and assistance with foreign operations.

Recommendation of our Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF Deloitte & Touche LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING December 31, 2017.

Report of the Audit Committee of our Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC under the Securities Act or the Exchange Act, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Acacia specifically incorporates this report or a portion of it by reference.

Our Audit Committee’s general role is to assist our Board of Directors in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

Our Audit Committee has reviewed the company’s consolidated financial statements for 2016 and met with management, as well as with representatives of Deloitte & Touche LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. Our Audit Committee also discussed with members of Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, our Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our Audit Committee concerning independence, and discussed with members of Deloitte & Touche LLP its independence.

Based on the foregoing communications, its review of the financial statements and other matters it deemed relevant, our Audit Committee recommended to our Board of Directors that the company’s audited consolidated financial statements for 2016 be included in the company’s Annual Report on Form 10-K for 2016.

Audit Committee

John Ritchie (Chair)
Peter Y. Chung
Stan J. Reiss

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 31, 2017, for:

•	each of our directors;
•	each of our named executive officers;
•	each of our directors and executive officers as a group; and
•

each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock based on currently available Schedules 13D and 13G filed with the Securities and Exchange Commission.

The table lists applicable percentage ownership based on 38,571,373 shares of common stock outstanding as of March 31, 2017.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days after March 31, 2017 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of each beneficial owner is c/o Acacia Communications, Inc. 3 Mill and Main Place, Suite 400, Maynard, MA  01754.

Name of Beneficial Holder	Number of Shares Beneficially Owned	Percentage of Class
5% Stockholders
Entities affiliated with Matrix Partners(1)	10,652,116	27.6%
Commonwealth Capital Ventures IV L.P.(2)	4,750,915	12.3%
Entities affiliated with Summit Partners, L.P.(3)	1,300,127	3.4%
Named Executive Officers and Directors
Murugesan "Raj" Shanmugaraj(4)	968,036	2.5%
John F. Gavin(5)	53,116	*
Bhupendra C. Shah(6)	349,995	*
Eric A. Swanson(7)	2,640	*
Peter Y. Chung	—	*
Stan J. Reiss(8)	10,652,116	27.6%
John Ritchie(9)	7,920	*
Vincent T. Roche	—	*
Benny P. Mikkelsen(10)	818,544	2.1%
All executive officers and directors as a group (11 persons)(11)	14,360,491	37.1%
*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

The information shown is based upon disclosures filed on a Schedule 13G on February 8, 2017 by Matrix Partners VIII, L.P., or Matrix VIII, Matrix VIII US Management Co., LLC, or Matrix VIII US MC, and Stan Reiss, and upon certain representations made to us by such reporting persons.  The number reported consists of 10,646,247 shares of common stock held by Matrix VIII and 5,869 shares of common stock held by Weston & Co. VIII LLC as nominee for Matrix VIII US MC, which is the beneficial owner of such shares, which we refer to as the “Matrix VIII US MC Shares”. Matrix VIII US MC is the sole general partner of Matrix VIII, and Mr. Reiss is a managing member of Matrix VIII US MC. Mr. Reiss, by virtue of his management position in Matrix VIII US MC, has sole voting and dispositive power with respect to the Matrix VIII shares and the Matrix VIII US Shares. Mr. Reiss disclaims beneficial ownership of the Matrix VIII shares and the Matrix VIII US MC Shares, except to the extent of his pecuniary interest therein. Weston & Co, VIII, LLC. also directly owns other shares in our company as a nominee for other beneficial owners. The address for each of Mr. Reiss, Matrix Partners VIII, L.P. and Matrix VIII US Management Co., LLC. is 101 Main Street, 17th Floor, Cambridge, Massachusetts 02142.

(2)

The information shown is based upon disclosures filed on a Schedule 13G on January 3, 2017 by Commonwealth Capital Ventures IV L.P., Commonwealth Venture (GP) Partners IV L.P. and Commonwealth Venture (GP) Partners IV LLC, on disclosures filed on a Form 4 on January 25, 2017 by such reporting persons, and upon certain representations made to us by such reporting persons.  The number reported consists of 4,750,915 shares held by Commonwealth Capital Ventures IV L.P.  The general partner of Commonwealth Capital Ventures IV L.P. is Commonwealth Venture Partners IV L.P. Elliot M. Katzman, Jeffrey M. Hurst, R. Stephen McCormack, Michael T. Fitzgerald and Justin J. Perreault are the general partners of Commonwealth Venture Partners IV L.P. Accordingly, they may be deemed to share beneficial ownership of the shares beneficially owned by Commonwealth Capital Ventures IV L.P., although each of them disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of Commonwealth Venture Partners IV L.P. is 400 West Cummings Park, Ste. 1725-134, Woburn, Massachusetts 01801.

(3)

The information shown is based upon disclosures filed on a Schedule 13G on February 8, 2017 by Summit Partners, L.P., Summit Partners Venture Capital Fund III-A, L.P., Summit Partners Venture Capital Fund III-B, L.P., Summit Partners VC III, LLC, Summit Master Company, LLC, Summit Investors Management, LLC, Summit Investors I, LLC, Summit Investors I (UK), L.P., Peter Y. Chung and Martin J. Mannion, on disclosures filed on a Form 4 on March 13, 2017 by Peter Y. Chung, and upon certain representations made to us by such reporting persons.  The number reported consists of 987,039 shares of common stock held by Summit Partners Venture Capital Fund III-A, L.P., 299,157 shares of common stock held by Summit Partners Venture Capital Fund III-B, L.P., 12,860 shares of common stock held by Summit Investors I, LLC and 1,071 shares of common stock held by Summit Investors I (UK), L.P.  Summit Partners, L.P. is the managing member of Summit Partners VC III, LLC, which is the general partner of Summit Partners VC III, L.P., which is the general partner of each of Summit Partners Venture Capital Fund III-A, L.P. and Summit Partners Venture Capital Fund III-B, L.P. Summit Master Company, LLC is the managing member of Summit Investors Management, LLC, which is the manager of Summit Investors I, LLC, and the general partner of Summit Investors I (UK), L.P. Summit Master Company, LLC, as the managing member of Summit Investors Management, LLC, has delegated investment decisions, including voting and dispositive power, to Summit Partners, L.P. and its investment committee responsible for voting and investment decisions with respect to Acacia Communications, Inc. Summit Partners, L.P., through a two-person investment committee responsible for voting and investment decisions with respect to Acacia Communications, Inc., currently comprised of Peter Y. Chung and Martin J. Mannion has voting and dispositive power over the shares held by each of these entities and therefore may be deemed to beneficially own such shares.  Mr. Chung is a member of Summit Master Company, LLC. Each of the Summit entities mentioned in this footnote, Summit Partners, L.P., Summit Master Company, LLC, Mr. Mannion and Mr. Chung disclaims beneficial ownership of the shares of common stock except to the extent of their pecuniary interest therein. The address of the entities and persons mentioned in this footnote is 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

(4)

Consists of (i) 591,601 shares of common stock held by Mr. Shanmugaraj; (ii) 21,098 shares of common stock issuable to Mr. Shanmugaraj upon vesting of restricted stock units (“RSUs”) within 60 days of March 31, 2017, (iii) 185,000 shares of common stock held by The Shanmugaraj Irrevocable Children’s Trust and (iv) 170,337 shares of common stock held by The Malini Shanmugaraj 2016 QTIP Trust. The trustees of The Shanmugaraj Irrevocable Children’s Trust are Murugesan Shanmugaraj, Perumal Mohan and Malini Shanmugaraj and they share voting and dispositive power with respect to the shares held by the trust. The trustees of The Malini Shanmugaraj 2016 QTIP Trust are Malini Shanmugaraj and Steve Stelljes and they share voting and dispositive power with respect to the shares held by the trust.

(5)	Consists of (i) 38,768 shares of common stock held by Mr. Gavin, and (ii) 14,348 shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2017.
(6)

Consists of (i) 20,307 shares of common stock held by Mr. Shah, (ii) options held by Mr. Shah to purchase 1,879 shares of common stock that may be exercised within 60 days of March 31, 2017, (iii) 15,087 shares of common stock issuable to Mr. Shah upon vesting of RSUs within 60 days of March 31, 2017, (iv) 196,688 shares of common stock held by Shah LLC and (v) 116,034 shares of common stock held by Bhupendra Shah 1999 Trust U/A DTD 10/06/1999 (the “Shah Trust”).

(7)	Consists of 2,640 shares of common stock held by Mr. Swanson.
(8)

Consists of the shares held by the entities affiliated with Matrix Partners. See footnote 1. Mr. Reiss disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(9)	Consists of (i) 2,640 shares of common stock held by Mr. Ritchie and (ii) 5,280 shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2017.
(10)	Consists of (i) 799,946 shares of common stock held by Mr. Mikkelsen and (ii) 18,598 shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2017.
(11)

Includes (i) 14,242,621 shares of common stock, (ii) options to purchase 6,263 shares of common stock that may be exercised within 60 days of March 31, 2017, and (iii) 111,607 shares of common stock issuable upon vesting of RSUs within 60 days of March 31, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2016, all required reports were filed on a timely basis under Section 16(a), except for a late filing by Commonwealth Capital Ventures IV L.P. reporting, on Form 3, its beneficial ownership of shares of our common stock at the time of our IPO. This form was inadvertently filed late due to an administrative error.

EXECUTIVE COMPENSATION

Executive Compensation Overview

This section describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers in 2016. This section also provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and is intended to place in perspective the data presented in the tables and narrative discussions that follow.  In 2016, we engaged the services of Radford, an independent executive compensation consulting firm, to review our compensation plans and procedures and to provide additional information about comparative compensation offered by peer companies, market survey information and information about trends in executive compensation. At a minimum, we expect to review executive compensation annually with input from a compensation consultant. As part of this review process, we expect our Board of Directors and our Compensation Committee to apply our values and philosophy, while considering the compensation levels needed to ensure our executive compensation program remains competitive. We will also review whether we are meeting our retention objectives.

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by, or paid to our President and Chief Executive Officer and the two most highly compensated executive officers (other than the President and Chief Executive Officer) who served as executive officers during the fiscal year ended December 31, 2016.  Messrs. Shanmugaraj, Gavin and Shah are the named executive officers for 2016.  Messrs. Gavin’s and Shah’s compensation for the year ended December 31, 2015 has not been included in the table or narrative discussion below because they were not named executive officers for 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)		Total ($)
Murugesan "Raj" Shanmugaraj	2016	$299,923	$1,707,500	$361,620	(3)	$24,097		$2,393,140
President and Chief Executive Officer and Director	2015	$265,127	$1,265,392	$219,903	(4)	$80,272	(5)	$1,830,694
John F. Gavin	2016	$246,808	$1,410,000	$213,200	(3)	$29,451		$1,899,459
Chief Financial Officer
Bhupendra C. Shah	2016	$246,808	$1,410,000	$213,200	(3)	$24,395		$1,894,403
Vice President of Engineering
(1)

The amounts reported in this column represent the aggregate grant date fair value of the RSUs granted to the named executive officers during the applicable year as computed in accordance with FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates—Stock-Based Compensation” of our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)

The amounts shown in this column reflect health, long-term disability and group term life insurance premiums paid by us on behalf of the named executive officers and 401(k) matching.  In 2016, the amount shown for Mr. Gavin includes a one-time cash payment of accrued but unused vacation time.

(3)	Represents amounts earned for 2016 performance that were paid in 2017.
(4)	Represents an amount earned for 2015 performance that was paid in 2016.
(5)

Includes a payment in 2015 in the amount of $61,045 for taxes attributable to compensation income earned in 2013 in connection with the issuance in 2013 of restricted stock. A corrected W-2 was filed in 2015 to report this additional 2013 compensation income.

Narrative to Summary Compensation Table

The initial terms and conditions of employment for each of our named executive officers are set forth in employee offer letters.  Each of our named executive officers is an at-will employee.  In 2016, we paid initial annual base salaries of $275,000 to Mr. Shanmugaraj, $225,000 to Mr. Gavin and $225,000 to Mr. Shah.  These annual base salaries were increased to $315,000, $260,000 and $260,000, respectively, on May 12, 2016, which was the effective date of the registration statement with respect to our IPO. In 2015, we paid an annual base salary of $255,000 to Mr. Shanmugaraj, which was increased to $275,000 on April 6, 2015.  Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary.

Pursuant to the terms of each of their offer letters, our named executive officers are also eligible to participate in any executive-level bonus program approved by our Compensation Committee.  During the first quarter of each year, our Compensation Committee sets company-wide and individual performance objectives for that year each of our executive officers, including our named executive officers, with input from our President and Chief Executive Officer.

In April 2016, our Compensation Committee approved our 2016 executive bonus program for our executive officers and other designated members of our management team.  The 2016 executive bonus program was designed to award cash incentive payments for performance in 2016 to participants based on the achievement of certain financial, company-wide and individual performance objectives.  Each participant in the 2016 executive bonus program was assigned a target bonus amount, represented as a percentage of the base salary in effect on December 31, 2016, by our Compensation Committee.  The target bonus amounts for each of Messrs. Shanmugaraj, Gavin and Shah were 70%, 50% and 50%, respectively.  40% of the bonus target amount was subject to the achievement of a certain revenue target, 40% of the bonus target amount was subject to the achievement of a certain non-GAAP net income target, 10% of the bonus target amount was subject to the achievement of certain corporate performance objectives and 10% of the bonus target amount was subject to the achievement of certain individual performance objectives.  In the event that the revenue and non-GAAP net income bonus targets were achieved at a rate of 100% or more, a 2.0 multiplier would be applied to the calculation of the bonus payout amount up to a maximum of 130% with respect to the revenue target and up to a maximum of 150% with respect to the non-GAAP net income target.  There would be no multiplier applied to the calculation of the bonus payout amounts with respect to the achievement of the corporate and individual performance targets.

In March 2017, our Compensation Committee determined that the revenue and non-GAAP net income targets had been achieved at the rate of 160% and 200%, respectively, after imposition of the multipliers described above, and that the company-wide and individual performance targets set for each of Messrs. Shanmugaraj, Gavin and Shah had been achieved at the rate 100%. This resulted in a combined target achievement rate of 164% for Mr. Shanmugaraj, 164% for Mr. Gavin and 164% for Mr. Shah, and as a result the Compensation Committee approved cash bonuses of $361,620 to Mr. Shanmugaraj, $213,200 to Mr. Gavin and $213,200 to Mr. Shah.

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly, our Compensation Committee periodically reviews the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options and/or restricted stock units (“RSUs”).

On April 28, 2016, our Compensation Committee granted to Mr. Shanmugaraj one time-based and one performance-based RSU award representing an aggregate of 85,000 shares of our common stock, to Mr. Gavin one time-based and one performance-based RSU award representing an aggregate of 70,000 shares of our common stock, and to Mr. Shah one time-based and one performance-based RSU award representing an aggregate of 70,000 shares of our common stock.  The grant date fair value of the time-based RSU awards granted to each of our named executive officers was $1,320,000 for Mr. Shanmugaraj, and $1,100,000 for each of Mr. Gavin and Mr. Shah.  The time-based RSU awards vest based on satisfaction of a time-based requirement, which will be satisfied with respect to 25% of such RSUs on May 12, 2017, and with respect to an additional 25% of such RSUs each year thereafter.  In the event that we are subject to a change in control, as defined in the applicable RSU award agreement, the named executive officer will get credit for an additional six months of service.  In the event of an involuntary termination, as defined in the applicable RSU award agreement, within 12 months following a change in control, all RSUs subject to the award will become fully vested.  The grant date fair value of the performance-based RSUs granted was $387,500 for Mr. Shanmugaraj, and $310,000 for each of Mr. Gavin and Mr. Shah, each determined in accordance with FASB Accounting Standards Codification Topic 718, as described above in footnote 1 to the Summary Compensation Table.  The performance-based awards vested in 2016 upon achievement of specific stock price targets in 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by each named executive officer as of December 31, 2016.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Murugesan "Raj" Shanmugaraj							60,000	(2)	3,705,000
							67,076	(3)	4,141,943
							31,250	(4)	1,929,688
John F. Gavin	159,166	(5)	7,334	(5)	0.41	3/15/2022
							50,000	(6)	3,087,500
							20,326	(7)	1,255,131
Bhupendra C. Shah	8,454	(8)	14,092	(8)	0.41	3/1/2023
							50,000	(6)	3,087,500
							28,457	(9)	1,757,220
(1)	The value of equity awards is based on the closing price of our stock on the NASDAQ on December 30, 2016.
(2)

Represents an RSU award granted on April 28, 2016 for 60,000 shares of common stock under our 2016 Equity Incentive Plan.  The RSUs will vest at a rate of 25% on each anniversary of the effective date of the registration statement with respect to our IPO, until the award becomes fully vested on May 12, 2020.

(3)

Represents an RSU award granted on October 21, 2015 for 97,563 shares of common stock under our 2009 Stock Plan.  25% of the RSUs vested on August 13, 2016 and the remainder of the RSUs vests in equal quarterly installments thereafter such that the award becomes fully vested on August 13, 2019.

(4)

Represents a restricted stock award, or RSA, granted on April 9, 2013 for 125,000 shares of common stock under our 2009 Stock Plan.  The RSA vests in equal monthly installments following the vesting commencement date of March 1, 2013, such that the award becomes fully vested on March 1, 2018.

(5)

Represent a stock option award granted on March 15, 2012 for 220,000 shares of common stock under our 2009 Stock Plan.  20% of the shares vested on February 27, 2013 and the remainder of the shares vested in equal monthly installments thereafter such that the award became fully vested on February 27, 2017.

(6)

Represents an RSU award granted on April 28, 2016 for 50,000 shares of common stock under our 2016 Equity Incentive Plan.  The RSUs will vest at a rate of 25% on each anniversary of the effective date of the registration statement with respect to our IPO until the award becomes fully vested on May 12, 2020.

(7)

Represents an RSU award granted on October 21, 2015 for 29,564 shares of common stock under our 2009 Stock Plan.  25% of the RSUs vested on August 13, 2016 and the remainder of the RSUs vests in equal quarterly installments thereafter such that the award becomes fully vested on August 13, 2019.

(8)

Represents a stock option award granted on March 1, 2013 for 56,364 shares of common stock under our 2009 Stock Plan.  20% of the shares vested on March 1, 2014 and the remainder of the shares vests in equal monthly installments thereafter such that the award becomes fully vested on March 1, 2018.

(9)

Represents an RSU award granted on October 21, 2015 for 41,390 shares of common stock under our 2009 Stock Plan.  25% of the RSUs vested on August 13, 2016 and the remainder of the RSUs vests in equal quarterly installments thereafter such that the award becomes fully vested on August 13, 2019.

Equity Compensation Plan Information

Our equity compensation plans consist of our 2009 Stock Plan, our 2016 Equity Incentive Plan, and our 2016 Amended and Restated Employee Stock Purchase Plan. Prior to our IPO, we granted awards under the 2009 Stock Plan. Following our IPO, any remaining shares available for issuance under our 2009 Stock Plan were added to the shares reserved under our 2016 Equity Incentive Plan.

The following table shows certain information concerning all of our equity compensation plans in effect as of December 31, 2016:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2009 Stock Plan(2)	3,358,477	(3)	$5.07	—
2016 Equity Incentive Plan(4)	1,135,995	(5)	$55.33	1,931,221
2016 Amended and Restated Employee Stock Purchase Plan(6)	—		—	631,052
Equity compensation plans not approved by security holders	—		—	—
Total number of securities reserved for issuance	4,494,472		$7.10	2,562,273
(1)	The weighted-average exercise price information does not include any outstanding restricted stock awards or restricted stock units.
(2)	No further grants were made under the 2009 Stock Plan after May 12, 2016, which was the effective date of the registration statement with respect to our IPO.
(3)	This amount includes 2,259,155 shares subject to outstanding stock options and 1,099,322 shares subject to outstanding restricted stock awards and restricted stock units.
(4)

The number of shares of common stock reserved for issuance under the 2016 Equity Incentive Plan will automatically increase on January 1 of each fiscal year, beginning with the fiscal year ending December 31, 2017 and continuing through and including the fiscal year ending December 31, 2025 by an amount equal to the lowest of (i) 3,600,000 shares of our common stock, (ii) 4.0% of the number of shares of our common stock outstanding on the first day of such fiscal year and (iii) an amount determined by our Board of Directors.  Pursuant to the terms of the 2016 Equity Incentive Plan, an additional 1,524,191 shares were added to the number of available shares effective January 1, 2017.

(5)	This amount includes 94,700 shares subject to outstanding stock options and 1,041,295 shares subject to outstanding restricted stock awards and restricted stock units.
(6)

The number of shares of common stock reserved for issuance under the 2016 Amended and Restated Employee Stock Purchase Plan will automatically increase on January 1 of each fiscal year, beginning with the fiscal year commencing January 1, 2017 and ending on December 31, 2026 by an amount equal to the lowest of (i) 900,000 shares of our common stock, (ii) 1.0% of the number of shares of our common stock outstanding on the first day of such fiscal year and (iii) an amount determined by our Board of Directors.  Pursuant to the terms of the 2016 Amended and Restated Employee Stock Purchase Plan, an additional 381,047 shares were added to the number of available shares effective January 1, 2017.

Potential Payments Upon Termination or Change in Control

The Acacia Communications, Inc. Severance and Change in Control Benefits Plan, which we refer to as the Severance Plan, provides severance benefits to certain of our executives, including our named executive officers, if their employment is terminated by us “without cause” or, only in connection with a “change in control” of our company, they terminate employment with us for “good reason” (as each of those terms is defined in the Severance Plan).

Under the Severance Plan, if we terminate an eligible executive’s employment without cause prior to or more than 12 months following the closing of a change in control of our company, the executive is entitled to (i) continue receiving his or her base salary for a specified period (in the case of our Chief Executive Officer, for 12 months, and, in the case of all other participants, for nine months) following the date of termination, (ii) company contributions to the cost of health care continuation under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for up to 12 months following the date of termination, and (iii) the amount of any unpaid annual bonus determined by our Board of Directors to be payable to the executive for any completed bonus period which ended prior to the date of such executive’s termination.

The Severance Plan also provides that, if, within 12 months following the closing of a change in control of our company, we terminate an eligible executive’s employment without cause or such executive terminates his or her employment with us for good reason, the executive is entitled to (i) a single lump-sum payment equal to a percentage of his or her annual base salary (in the case of our Chief Executive Officer, 100% and, in the case of all other participants, 75%), (ii) a single lump sum payment in an amount equal to a percentage of his or her target annual bonus for the year in which the termination of employment occurs (in the case of our Chief Executive Officer, 100% and, in the case of all other participants, 75%), (iii) company contributions to the cost of health care continuation under COBRA for up to 12 months following the date of termination of employment, and (iv) the amount of any unpaid annual bonus determined by our Board of Directors to be payable to the executive for any completed bonus period which ended prior to the date of such executive’s termination. In addition, under the terms of the Severance Plan all of the executive’s outstanding unvested equity awards will immediately vest in full on the date of such termination.

All payments and benefits provided under the Severance Plan are contingent upon the execution and effectiveness of a release of claims by the executive in our favor and continued compliance by the executive with any proprietary information and inventions, nondisclosure, non-competition, non-solicitation (or similar) agreement to which we and the executive are party.

In addition to benefits provided under the Severance Plan, under the terms of award agreements between us and our executive officers for equity awards issued to the executives prior to our IPO, upon the occurrence of a change in control of our company, the executive will get credit for an additional six months of service.

401(k) Plan

We maintain a retirement plan for the benefit of our employees, including our named executive officers. The plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). The 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to an annual statutory limit. Participants who are at least 50 years old can also contribute additional amounts based on statutory limits for “catch-up” contributions. Under the 401(k) plan, each employee is fully vested in his or her contributions. Employee contributions are held and invested by the plan’s trustee as directed by participants. Our 401(k) plan provides for discretionary matching of employee contributions.

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in our health and welfare plans to the same extent as all full-time employees.  See “Potential Payments Upon Termination or Change in Control” above additional information regarding benefits granted to each of our executive officers upon termination or if we are subject to a change in control.

Indemnification of Officers and Directors

Our restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or
•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our restated certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with all of our directors. These indemnification agreements may require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors. We have agreed that we will be the indemnitor of “first resort,” however, with respect to any claims against these directors for indemnification claims that are indemnifiable by both us and their employers. Accordingly, to the extent that indemnification is permissible under applicable law, we will have full liability for such claims (including for the advancement of any expenses) and we have waived all related rights of contribution, subrogation or other recovery that we might otherwise have against these directors’ employers.

DIRECTOR COMPENSATION

Under our 2016 non-employee director compensation program, our non-employee directors receive the cash compensation set forth below, and an annual RSU award grant having an aggregate fair market value of $100,000 on the date of grant.  Annual RSU awards are made at each annual meeting of stockholders, beginning with the Annual Meeting.  Each such RSU award will vest in full on the date of the next annual stockholder meeting following the date of grant. In addition, from and after the effective date of the registration statement with respect to our IPO and except with respect to Mr. Roche’s initial RSU award, new non-employee directors are also eligible for an initial RSU award having an aggregate fair market value of $200,000 on the date of grant, to be granted at our first board of directors meeting occurring on or following such director’s initial election to our Board of Directors. Such RSU award will vest in equal annual installments on the first, second and third anniversary of the grant date.  All RSU awards granted to our non-employee directors provide for the immediate acceleration of all vesting thereunder in the event of a change of control event, as defined in the applicable award agreement.  In connection with his joining our Board, our Compensation Committee granted Mr. Roche an initial RSU award for 6,462 shares, which number of shares was determined by dividing $200,000 by $30.95, the closing price of our common stock on the first day of trading following our IPO.

Each non-employee director is eligible to receive compensation for his or her service on our Board of Directors or committees thereof consisting of annual cash retainers paid quarterly in arrears, as follows:

Position	Retainer
Board Member	$30,000
Audit Committee Chair	20,000
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	8,000
Audit Committee Member	7,500
Compensation Committee Member	6,000
Nominating and Corporate Governance Committee Member	4,500

We also have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings.

The table below shows all compensation to our non-employee directors during 2016.

Name	Fees ($)(1)		Stock awards ($)(2)(3)	Total ($)
Eric A. Swanson(4)	$21,754			$21,754
Peter Y. Chung(5)	32,474			32,474
Stan J. Reiss(6)	29,951			29,951
John Ritchie(7)	85,089	(8)		85,089
Vincent T. Roche(9)	24,100	(10)	$379,513	403,613
(1)

Except as noted, represents annual cash retainers earned by the respective director from and after May 18, 2016, the date on which we completed our IPO, through December 31, 2016 for service on our Board of Directors and committees.

(2)	Amount reflects the grant date fair market value, calculated in accordance with FASB ASC Topic 718, of an RSU award granted to Mr. Roche on July 19, 2016 for 6,462 shares of our common stock.
(3)	The table below shows the aggregate number of RSUs outstanding for each of our non-employee directors as of December 31, 2016:
Name	Stock Awards (#)
Eric A. Swanson	10,720 (11)
Peter Y. Chung	—
Stan J. Reiss	—
John Ritchie	10,720 (12)
Vincent T. Roche	6,462 (13)
(4)	Following the closing of our IPO on May 18, 2016, Mr. Swanson served as a member of our Nominating and Corporate Governance Committee.
(5)

During fiscal year 2016, Mr. Chung served as a member of our Audit Committee and Compensation Committee and, following the closing of our IPO on May 18, 2016, as the Chairman of our Nominating and Corporate Governance Committee.

(6)	During fiscal year 2016, Mr. Reiss served as a member of our Audit Committee and as the Chairman of our Compensation Committee.
(7)	During fiscal year 2016, Mr. Ritchie served as the Chairman of our Audit Committee.
(8)	Includes the annual cash retainer earned by Mr. Richie between January 1, 2016 and May 17, 2016 for his service on our Board of Directors and as the chair of our Audit Committee.

(9)	Following his election to our Board of Directors on June 1, 2016, Mr. Roche served as a member of our Compensation Committee.
(10)	The amount of Mr. Roche’s annual cash retainer was pro-rated to reflect the fact that he joined our Board of Directors and compensation committee on June 1, 2016.
(11)

Represents an RSU award granted on July 23, 2015 for 16,000 shares of common stock under our 2009 Stock Plan.  33% of the RSUs vested on July 23, 2016 and the remainder of the RSUs vests in equal annual installments thereafter such that the award becomes fully vested on July 23, 2018.

(12)

Represents an RSU award granted on April 29, 2015 for 16,000 shares of common stock under our 2009 Stock Plan.  33% of the RSUs vested on April 22, 2016 and the remainder of the RSUs vests in equal annual installments thereafter such that the award becomes fully vested on April 22, 2018.

(13)

Represents an RSU award granted on July 19, 2016 for 6,462 shares of common stock under our 2016 Equity Incentive Plan.  The RSUs will vest in equal annual installments such that the award becomes fully vested on June 1, 2019.

As a general matter, we do not provide any additional compensation to Mr. Shanmugaraj, our President and Chief Executive Officer, or Mr. Mikkelsen, our Chief Technology Officer, for their service as members of our Board of Directors.  The compensation paid to Mr. Shanmugaraj as an executive officer in 2016 is set forth above under “Executive Compensation—Summary Compensation Table.”  Compensation for Mr. Mikkelsen in his capacity as an executive officer of our company has not been included because he was not a named executive officer for 2016.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our principal accounting officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, our Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of our Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually by the Audit Committee.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;
•	the approximate dollar value of the amount involved in the related person transaction;
•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction was undertaken in the ordinary course of our business;
•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to us of, the transaction; and
•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our company’s best interests. Our Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as a director of another entity that is a participant in the transaction where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) interests arising solely from the ownership of a class of the company’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis, (c) compensation arrangements with executive officers if the compensation has been approved, or recommended to our Board of Directors for approval, by our Compensation Committee, (d) compensation for services as a director of the company if such compensation will be publically reported pursuant to SEC rules, (e) interests arising solely from indebtedness of a 5% stockholder (or their immediate family member), (f) a transaction where the rates or charges involved in the transaction are determined by competitive bids, (g) a transaction that involves the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority, and (h) a transaction that involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

•	a transaction that is specifically contemplated by provisions of our restated certificate of incorporation or our amended and restated by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our Compensation Committee in the manner specified in its charter.

We did not have a written policy regarding the review and approval of related person transactions prior to our IPO in May 2016. Nevertheless, with respect to such transactions, it was historically the practice of our Board of Directors to consider the nature of and business reasons for such transactions, how the terms of such transactions compared to those which might be obtained from unrelated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our company’s best interests. In addition, all related person transactions historically required prior approval, or later ratification, by our Board of Directors.

Related Person Transactions

Since January 1, 2016, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates of our directors, executive officers and holders of more than 5% of our voting securities. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Participation in our Initial Public Offering

On May 18, 2016, we closed our IPO in which we issued and sold 4,570,184 shares of common stock and certain selling stockholders sold an additional 604,816 shares, inclusive of the underwriters’ option to purchase additional shares that was exercised in full.  The price per share to the public was $23.00, resulting in aggregate proceeds to the company of approximately $97.8 million, net of underwriters’ discounts and commissions, before deduction of offering expenses of approximately $4.3 million. The selling stockholders in our IPO included each of our executive officers as set forth in the table below.  We did not receive any proceeds from the sale of shares by the selling stockholders.

Name	Shares	Aggregate Proceeds(1)
Murugesan "Raj" Shanmugaraj	50,000	$1,069,500
John F. Gavin	7,500	$160,425
Benny P. Mikkelsen	103,772	$2,219,683
Christian J. Rasmussen	103,772	$2,219,683
Mehrdad Givehchi	103,772	$2,219,683
Bhupendra C. Shah	30,000	$641,700
(1)	Amounts are net of underwriters’ discounts and commissions.

Participation in our Follow-On Public Offering

On October 13, 2016, we closed our follow-on public offering in which we issued and sold 1,210,302 shares of common stock and certain selling stockholders sold an additional 3,289,698 shares.  The price per share to the public was $100.00, resulting in aggregate proceeds to the company of approximately $116.8 million, net of underwriters’ discounts and commissions, before deduction of offering expenses of approximately $1.2 million. The selling stockholders in our follow-on public offering included each of our executive officers, entities affiliated with Summit Partners, L.P., Commonwealth Capital Ventures and Matrix Partners and certain of our directors as set forth in the table below.  We did not receive any proceeds from the sale of shares by the selling stockholders.

Name	Nature of Relationship	Shares		Aggregate Proceeds(1)
Murugesan "Raj" Shanmugaraj	Executive Officer	108,163		$10,437,730
John F. Gavin	Executive Officer	25,501		$2,460,847
Benny P. Mikkelsen	Executive Officer	98,846		$9,538,639
Christian J. Rasmussen	Executive Officer	98,846		$9,538,639
Mehrdad Givehchi	Executive Officer	98,846		$9,538,639
Bhupendra C. Shah	Executive Officer	47,917		$4,623,991
Entities Affiliated with Matrix Partners	Significant Stockholder	1,448,493	(2)	$139,779,575
Commonwealth Capital Ventures IV L.P.	Significant Stockholder	726,426		$70,100,109
Entities Affiliated with Summit Partners, L.P.	Significant Stockholder	346,202	(3)	$33,408,493
Eric Swanson	Director	2,640		$254,760
Stan Reiss	Director	1,448,493	(2)	$139,779,575
John Ritchie	Director	2,640		$254,760
(1)	Amounts are net of underwriters’ discounts and commissions.
(2)

See “Security Ownership of Certain Beneficial Owners and Management” above for additional information related to the beneficial ownership of our common stock by this significant stockholder and Mr. Reiss’s relationship to this entity.

(3)

See “Security Ownership of Certain Beneficial Owners and Management” above for additional information related to the beneficial ownership of our common stock by this significant stockholder and Mr. Chung’s relationship to this entity.

Supply Purchases from Analog Devices

On June 1, 2016, Vincent T. Roche, President and Chief Executive Officer and a member of the board of directors of Analog Devices, Inc., or ADI, was elected to our Board of Directors. We, through our contract manufacturers, periodically purchase supplies from ADI pursuant to purchase orders negotiated on an arm’s-length basis between ADI and our contract manufacturers at prevailing prices. These purchased supplies are used as content in certain of our manufactured products. Our contract manufacturers made purchases from ADI of approximately $4.9 million during the year ended December 31, 2016.

Issuance of Securities to Executive Officers

On April 28, 2016, we issued 60,000 RSUs to Mr. Shanmugaraj and 50,000 RSUs each to Messrs. Gavin, Mikkelsen, Givehchi, Rasmussen, and Shah, in each case subject to the effectiveness of our 2016 Equity Incentive Plan. The grant date fair value of the RSUs granted was $1,320,000 for Mr. Shanmugaraj, and $1,100,000 for the other award recipients. These RSU awards vest based on satisfaction of a time-based requirement, which will be satisfied with respect to 25% of the RSUs on May 12, 2017, and with respect to an additional 25% of the RSUs each year thereafter. In the event that we are subject to a change in control (as such term is defined in the RSU award agreement), the recipient will get credit for an additional six months of service. In the event of an involuntary termination (as such term is defined in the RSU award agreement) within 12 months following a change in control, all RSUs subject to the award will become fully vested.

In addition to the time-based RSUs described above, on April 28, 2016, we issued 25,000 performance-based RSUs to Mr. Shanmugaraj and 20,000 performance-based RSUs each to Messrs. Gavin, Mikkelsen, Givehchi, Rasmussen, and Shah, in each case subject to the effectiveness of our 2016 Equity Incentive Plan. The grant date fair value of the performance-based RSUs granted was $387,500 for Mr. Shanmugaraj, and $310,000 for the other award recipients. These performance-based RSUs vested in 2016 upon achievement of specific stock price targets in 2016.

Amended and Restated Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement with our significant stockholders, including entities affiliated with Summit Partners, L.P., Commonwealth Capital Ventures and Matrix Partners. Pursuant to this agreement, we granted such stockholders certain registration rights with respect to shares of our common stock, the right to receive financial and other information about us and a right of first offer with respect to future issuances of our securities. The information rights and rights of first offer granted pursuant to this agreement terminated pursuant to its terms upon the consummation of our IPO in May 2016; the registration rights remain in effect.

Arrangements with Executive Officers and Directors

For a description of the compensation arrangements that we have with our executive officers and directors, see “Executive Compensation.”

TRANSACTION OF OTHER BUSINESS

Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our amended and restated by-laws provide that, for nominations of persons for election to our Board of Directors or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at 3 Mill and Main Place, Suite 400, Maynard, MA  01754, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, our amended and restated by-laws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2018 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 8, 2017. Such proposals must be delivered to our Secretary, c/o Acacia Communications, Inc., 3 Mill and Main Place, Suite 400, Maynard, MA  01754.

ANNUAL MEETING OF ACACIA COMMUNICATIONS, INC. Annual Meeting of Acacia Communications, Inc.Date: Thursday, May 18, 2017 to be held on Thursday, May 18, 2017Time: 10:00 A.M. (Eastern Time) for Holders as of March 20, 2017 Place: 3 Mill and Main Place, Suite 400, Maynard, MA 01754 This proxy is being solicited on behalf of the Board of Directors Please make your marks like this: ÈUse dark black pencil or pen only VOTE BY: INTERNET TELEPHONEThe Board of Directors Recommends a Vote FOR each of the director nominees listed in proposal 1 and FOR proposal 2. 1: To elect two Class I directors named below to hold office until the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Nominees:01 Murugesan “Raj” Shanmugaraj 02 Benny P. Mikkelsen Vote For Withhold Vote From Vote For All Nominees All Nominees All Except ‘ ‘ ‘ INSTRUCTIONS: To withhold authority tovote for any nominee, mark the “Vote ForAll Except” box and write the number(s) inthe space provided to the right. 2: To ratify the appointment ofDeloitte & Touche LLP as our independentregistered public accounting firm for the fiscalyear ending December 31, 2017. To attend the meeting and vote your shares inperson, please mark this box. For Against Abstain ‘‘ ‘ ‘ Authorized Signatures -This section must becompleted for your Instructions to beexecuted.Please Sign Here Please Date Above Pleaseseparatecarefullyattheperforationandreturnjustthisportionintheenvelopeprovided.Go To Call 866-284-6524www.proxypush.com/acia• Cast your vote online 24 hours aday/7 days a week. • Have your Proxy Card/Voting• Use any touch-tone telephone toll-free 24 hours aOR day/7 days a week. • Instructions Form ready. MAIL• View Meeting Documents. Have your Proxy Card/Voting Instruction Form ready.• Follow the simple recorded instructions.vm OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints John F. Gavin and Janene I. Asgeirsson, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Acacia Communications, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF. All votes must be received by 11:59 P.M. Eastern Time on May 17, 2017 PROXY TABULATOR FOR ACACIA COMMUNICATIONS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903 Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. EVENT # CLIENT #